Exhibit 21.  List of Subsidiaries of Registrant

Direct Subsidiary:
Capital City Bank

Indirect Subsidiaries:
Capital City Mortgage Company (Florida)
Capital City Securities, Inc. (Florida)
Capital City Services Company (Florida)
Capital City Trust Company (Florida)
First Insurance Agency of Grady County, Inc. (Georgia)
FNB Financial Services, Inc. (Georgia)